UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 6, 2005

Date of report (Date of earliest event reported)

PepsiAmericas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, Minnesota 55402

(Address of principal executive offices, including zip code)

(612) 661-3883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Second Amended and Restated Shareholder Agreement with PepsiCo

On September 6, 2005, we entered into a second amended and restated shareholder agreement with PepsiCo, Inc., beneficial owner of approximately 42.3% of our common stock.  The new agreement provides that PepsiCo and its affiliates may not own more than 49% of our outstanding common stock.  Under the former agreement, PepsiCo’s and its affiliates’ ownership of our common stock was similarly limited to a maximum ownership percentage of 49% of our outstanding common stock, but the combined ownership of PepsiCo and its affiliates, together with Robert C. Pohlad, his affiliates and his family, was also limited to a maximum ownership percentage of 49.9% of our outstanding common stock.  The primary purpose of this new agreement was to decouple the ownership limitations that previously applied to the aggregate ownership of PepsiCo and Mr. Pohlad, his affiliates and his family.

Any acquisitions by PepsiCo that would cause the maximum ownership percentage to be exceeded continue to require the consent of either (1) a majority of the directors of our company not affiliated with PepsiCo or (2) the shareholders of our company not affiliated with PepsiCo, or must be made pursuant to an offer for all outstanding shares of our common stock at a price meeting specific minimum-price criteria.  The agreement continues to specify that, during its term, none of PepsiCo or its affiliates may enter into any agreement or commitment with Mr. Pohlad, his affiliates or his family with respect to the holding, voting, acquisition or disposition of our common stock.  The agreement also continues to restrict transfers by PepsiCo and its affiliates that would result in a third party unaffiliated with PepsiCo owning greater than 20% of the outstanding shares of our common stock.

PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us.  Approximately 92 percent of our total volume in 2004 was derived from the sale of brands that we bottle under licenses from PepsiCo or PepsiCo joint ventures.  We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future.

The second amended and restated shareholder agreement between our company and PepsiCo, which appear as Exhibit 10.1 to this report, is incorporated by reference in response to this Item 1.01.

Amended and Restated Shareholder Agreement with Pohlad Companies, Dakota Holdings, LLC and Robert C. Pohlad

On September 6, 2005, we entered into an amended and restated shareholder agreement with Pohlad Companies, Dakota Holdings, LLC and Robert C. Pohlad.  Dakota Holdings is the beneficial owner of approximately 8.8% of our common stock and is under common control with Pohlad Companies.  Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and owner of one-third of the capital stock of Pohlad Companies.

The new agreement no longer limits the amount of our outstanding common stock that may be owned by Pohlad Companies, Dakota Holdings, LLC and Mr. Pohlad.  However, any additional acquisition of our common stock by Mr. Pohlad, his affiliates or his family (excluding compensatory awards to Mr. Pohlad) now requires approval of our Affiliated Transaction Committee.

Under the former shareholder agreement, Mr. Pohlad, his affiliates and his family were generally limited to an ownership threshold equal to their aggregate percentage ownership of our common stock upon consummation of the transactions contemplated by the agreement and plan of merger among our company, Anchor Merger Sub, Inc. and the former PepsiAmericas, dated August 18, 2000.  Further, the combined ownership of Mr. Pohlad, his affiliates and his family, together with PepsiCo and its affiliates, was formerly limited to a maximum ownership percentage of 49.9% of our outstanding common stock.  The primary purpose of this new agreement was to decouple the ownership limitations that previously applied to the aggregate ownership of PepsiCo and Mr. Pohlad, his affiliates and his family.

The agreement continues to specify that, during its term, none of Mr. Pohlad, his affiliates or his family may enter into any agreement or commitment with PepsiCo or its affiliates with respect to the holding, voting, acquisition or disposition of our common stock.

Dakota Holdings, Pohlad Companies and Mr. Pohlad are considered related parties due to the nature of our relationships and Dakota Holdings’ ownership interest in us.  We have entered into transactions and agreements with Dakota Holdings and Pohlad Companies from time to time, and we may enter into additional transactions and agreements with such parties in the future.

The amended and restated shareholder agreement among our company, Pohlad Companies, Dakota Holdings, LLC and Robert C. Pohlad, which appear as Exhibit 10.2 to this report, is incorporated by reference in response to this Item 1.01.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)           See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: September 6, 2005	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Second Amended and Restated Shareholder Agreement by and between PepsiAmericas, Inc. and PepsiCo, Inc., dated as of September 6, 2005.
10.2	Amended and Restated Shareholder Agreement by and between PepsiAmericas, Inc., Pohlad Companies, and Robert C. Pohlad, dated as of September 6, 2005.